Exhibit (c)(6)

*** or *** (                )*** indicates material has been omitted or substituted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this document has been filed with the Securities and Exchange Commission.

PROJECT TITAN

Presentation to the Special Committee

Summary of 1st and 2nd Round Bids

Strictly Private and Highly Confidential

June 28, 2004

Introduction

This presentation contains the following:

Definitive Acquisition Proposal Summary

Non-Binding Indications of Interest Summary

Analysis of Definitive Acquisition Proposals

Analysis of Non-Binding Indications of Interest

Summary Market Statistics

Section 338(h)(10) Summary

The historical and contemplated timeline related to Texas Genco Holding, Inc. (“Texas Genco” or “TGN”) as understood by RBC Capital Markets (“RBC”) is as follows:

January 6, 2003—CenterPoint Energy Inc. (“CenterPoint Energy”, “CenterPoint” or “CNP”) distributed approximately 19% of the outstanding shares of Texas Genco to CenterPoint shareholders

January 23, 2004—Reliant Energy, Inc. (“Reliant” or “RRI”) announced that it does not intend to exercise its option to acquire TGN which expired on 1/24/04

February 2004 - CenterPoint initiated a formal auction process

February 2004 - Confidential Information Memorandum made available to qualified interested parties

April 15, 2004 - Non-binding Indications of Interest due

June 3, 2004 - Received ***(Bidder Orange)*** Definitive Acquisition Proposal

June 18, 2004 - Received ***(Bidder White)*** and Blackstone/H&F/KKR/TPG’s Definitive Acquisition Proposals

June 22, 2004 - Received ***(Bidder Purple)*** Definitive Acquisition Proposal

June 28, 2004 - “Best and Final” Definitive Acquisition Proposals due

Late July - Execute definitive documentation and announce transaction

December 2004 - Anticipated closing

Citigroup has offered to provide stapled financing of at least $2.1 billion as it relates to the funding needs of any qualified bidder in its efforts to consummate a transaction

For the benefit and convenience of the Special Committee of the Board of Directors of Texas Genco, RBC has provided summary calculations where appropriate which are italicized and highlighted in blue

Strictly Private and Highly Confidential

2nd Round Bids: Definitive Acquisition Proposal Summary

Strategic Strategic / Financial Financial

STP 81%/100% 81% 81%/100%

(Per RBC Capital Markets) FPL Group HBK / JPMP / Tenaska / Warburg Pincus Lazard / CSFB Blackstone / H&F / KKR / TPG

Offer

44% interest in the South Texas Project (1,100 MW)

81% interest owned by CenterPoint or 100%

81% interest owned by CenterPoint

A: 100%

B: 81% interest owned by CenterPoint in a “tax-efficient sponsored recapitalization in which a cash distribution would be made to all shareholders and in which CenterPoint would receive the same overall consideration as in the 100% transactions…”

Value of Offer

$678.25 million divided as follows: $577.50 million for the plant; $49.28 million for nuclear fuel, $51.47 million for inventory $5.0 million incentive payable to Texas Genco for execution of PSA prior to 6/30/04 $5.0 million incentive payable to Texas Genco for obtaining written waivers relating to ROFR as to the sale of Texas Genco’s interest in the South Texas Project prior to 7/30/04

With 338(h)(10) election: $45.50 per share for 81% ($2.95 billion); $46.50 per share for 100%

($3.72 billion)

Without 338(h)(10) election: $39.00 per share for the 81% ($2.53 billion); $40.00 per share for 100%

($3.20 billion)

Value offered could be enhanced if hedging agreements could be agreed upon prior to signing. “The precise amount of increase would depend on the actual hedging programs implemented, but it is reasonable to expect that this might increase the purchase price by as much as $0.50 per share.”

$39.50 per share, net to CenterPoint, less an amount paid to Texas Genco shareholders in a special dividend that will be funded by new leverage at Texas Genco and distributed immediately prior to the equity purchase Alternate Structure 1 – Debt Exchange and Partial Spin-off of Remaining Shares (See Appendix – excerpted from bid letter dated 6/22/04) Alternate Structure 2 – Cash Rich Split-off (See Appendix – excerpted from bid letter dated 6/22/04)

A1: $41.00 per share ($3.28 billion) OR

A2: $42.00 per share ($3.36 billion) consisting of (i) $38.00 per share in cash and (ii) $4.00 principal amount per share in subordinated debt securities

B: $3.28 billion consisting of (i) $771 million for the sponsors’ purchase of CenterPoint’s equity, (ii) $1,885 million for a cash distribution to CenterPoint, (iii) $443 million for a cash distribution to Texas Genco’s public shareholders and (iv) $181 million for public rollover equity, excluding fees

Sources of Financing

Internal cash flow

Available credit lines. FPL Group maintains $3.0 billion of bank supported credit lines Debt and equity capital markets

“The Buying Group has multiple sources of financing…with members of the Buying Group providing equity capital for the remainder of the proceeds…” The debt portion of the purchase price will be funded through a combination of bank and bond financing that will consist of the stapled financing offered through Citibank and/or financing offered by one or more of BofA, UBS, JPMorgan Debt commitments have been provided by Citibank, BofA, UBS and JPMorgan Equity capital to be provided by members $1.5 billion debt offering, fully financed, not subject to contingency Equity offering of approximately 64.8 million shares at $39.50 per share

Up to $952 million in sponsor equity $2.25 billion in bank and bond financing on a fully committed basis from Goldman Sachs Financing commitment with Citigroup “To the extent the Seller Paper is included in either the Merger or Sponsored Recap, the Seller Paper would be issued by a holding company, would mature in 11 years and have a 7% PIK coupon rate

Strictly Private and Highly Confidential

1st Round Bids: Non – Binding Indications of Interest Summary

Strategic Strategic / Financial Financial

STP STP 81% STP 81% 81% 81% Generation Assets 81% 81%

*Bidders in italics denote those who were selected for the 2nd Round bidding (Per RBC Capital Markets)

BayCorp

Cameco

Direct Energy

FPL Group*

TXU

HBK / JPMP / Tenaska / Warburg Pincus*

Invenergy

Sempra / Carlyle / Riverstone

Blackstone / H&F / KKR / TPG *

Lazard *

Offer

30.8% interest in the South Texas Project

30.8% interest in the South Texas Project

81% interest in Texas Genco belonging to Center point Energy

30.8% interest in the South Texas Project 25.2% interest in the South Texas Project owned by AEP in the event TGN exercises its ROFR

81% interest in Texas Genco belonging to CenterPoint Energy

81% interest in Texas Genco belonging to CenterPoint Energy

81% interest in Texas Genco belonging to CenterPoint Energy

Limestone Facility AND/OR

W.A. Parish Facility

81% interest in Texas Genco belonging to CenterPoint Energy

81% interest in Texas Genco belonging to CenterPoint Energy

Value of Offer $406 million; $340 million for interest in Texas Genco’s South Texas Plant and an estimated $66 million for nuclear fuel and inventory $406.5 million that includes nuclear fuel inventory, non-fuel inventory and other working capital adjustments $35.00 per share for each share CenterPoint owns or $2.27 billion $385 million; will purchase nuclear fuel and non-fuel inventory at an estimated price of $66 million $350 million; will purchase nuclear fuel and non-fuel inventory at an estimated price of $54 million $5 million incentive payable to TGN for execution of PSA prior to 6/30/04 $5 million incentive payable to TGN for obtaining waivers of ROFR prior to 7/30/04 $2.802 billion $41.00 per share for each share CenterPoint owns or $2.66 billion $35.00 per share for each share CenterPoint owns or $2.267 billion $1.1 billion AND/OR $1.45 billion $33.00-$36.00 per share for each share CenterPoint owns or between $2.14—$2.33 billion $33.50 per share for each share CenterPoint owns or $2.17 billion

Sources of Financing

Combination of debt and equity securities yet to be specified at the time bids were submitted

Internal cash flow and existing financing capacity, as well as a combination of debt and equity securities

Unspecified; not a condition or contingency of closing

Internal cash flow, available credit lines, as well as debt and equity securities

Cash on hand and funds from the bank and capital markets

Not specified Expressed interest in Citigroup’s stapled financing

Third party debt and equity from investors

Capital markets and other financing sources

Equity financing from respective affiliated investment funds.

Debt from commercial and investment banks

Committed funds

Strictly Private and Highly Confidential

APPENDIX

2nd Round Bids: – Definitive Acquisition Proposal Analysis

Strategic Strategic / Financial Financial

STP 81%/100% 81% 81%/100%

(Per RBC Capital Markets) FPL Group HBK / JPMP / Tenaska / Warburg Pincus Lazard / CSFB Blackstone / H&F / KKR / TPG

Offer

No less than a 44% interest in the South Texas Project (1,100 MW)

81% interest in Texas Genco belonging to CenterPoint Energy either separately or together with the remaining 19% of the Company held by the public

64.8 million shares of Texas Genco (81%) belonging to CenterPoint Energy

A: 100% of the outstanding stock of Texas Genco including both the 81% interest owned by CenterPoint and the publicly held minority interest

B: 81% of the outstanding stock belonging to CenterPoint in a “tax-efficient sponsored recapitalization in which a cash distribution would be made to all shareholders and in which CenterPoint would receive the same overall consideration as in the 100% transactions…”

Value of Offer $678.25 million divided as follows: $577.50 million for the plant; $49.28 million for nuclear fuel, $51.47 million for inventory $5.0 million incentive payable to Texas Genco for execution of PSA prior to 6/30/04 $5.0 million incentive payable to Texas Genco for obtaining written waivers relating to ROFR as to the sale of Texas Genco’s interest in the South Texas Project prior to 7/30/04

With 338(h)(10) election: $45.50 per share for 81% ($2.95 billion); $46.50 per share for 100%

($3.72 billion)

Without 338(h)(10) election: $39.00 per share for the 81% ($2.53 billion); $40.00 per share for 100%

($3.20 billion)

Value offered could be enhanced if hedging agreements could be agreed upon prior to signing.

“The precise amount of increase would depend on the actual hedging programs implemented, but it is reasonable to expect that this might increase the purchase price by as much as $0.50 per share.” $39.50 per share ($2.56 billion), net to CenterPoint, less an amount paid to Texas Genco shareholders in a special dividend that will be funded by new leverage at Texas Genco and distributed immediately prior to the equity purchase Alternate Structure 1 – Debt Exchange and Partial Spinoff of Remaining Shares (See

Appendix – excerpted from bid letter dated 6/22/04) Alternate Structure 2 – Cash Rich Split-off (See Appendix – excerpted from bid letter dated 6/22/04)

A1: $41.00 per share ($3.28 billion) OR

A2: $42.00 per share ($3.36 billion) consisting of (i) $38.00 per share ($3.04 billion) in cash and (ii) $4.00 principal amount per share ($0.32 billion) in subordinated debt securities

B: $3.28 billion consisting of (i) $771 million for the sponsors’ purchase of CenterPoint’s equity, (ii) $1,885 million for a cash distribution to CenterPoint, (iii) $443 million for a cash distribution to Texas Genco’s public shareholders and (iv) $181 million for public rollover equity, excluding fees

Form of Consideration

Cash

Cash

At least $15.00 per share ($0.97 billion), in cash, in the form of a special dividend funded by the issuance of new debt at Texas Genco $39.50 per share less the special dividend (equivalent to $24.50 per share), in cash, through the purchase of CenterPoint’s Texas Genco shares by the Lazard / CSFB

A1: Cash

OR

A2: Cash and subordinated debt securities

B: Cash

Strictly Private and Highly Confidential

2nd Round Bids: – Definitive Acquisition Proposal Analysis

Strategic Strategic / Financial Financial

STP 81%/100% 81% 81%/100%

(Per RBC Capital Markets) FPL Group HBK / JPMP / Tenaska / Warburg Pincus Lazard / CSFB Blackstone / H&F / KKR / TPG

Sources of Financing

Internal cash flow

Available credit lines. FPL Group maintains $3.0 billion of bank supported credit lines Debt and equity capital markets

“The Buying Group has multiple sources of financing…with members of the Buying Group providing equity capital for the remainder of the proceeds…” The debt portion of the purchase price will be funded through a combination of bank and bond financing that will consist of the stapled financing offered through Citibank and/or financing offered by one or more of BofA, UBS, JPMorgan Debt commitments have been provided by Citibank, BofA, UBS and JPMorgan $1.5 billion debt offering, fully financed, not subject to contingency Equity offering of approximately 64.8 million shares at $39.50 per share

Up to $952 million in sponsor equity $2.25 billion in bank and bond financing on a fully committed basis from Goldman Sachs Financing commitment with Citigroup ”To the extent the Seller Paper is included in either the Merger or Sponsored Recap, the Seller Paper would be issued by a holding company, would mature in 11 years and have a 7% PIK coupon rate

Proposed Timing to Sign Definitive Agreement

Not Specified

July 15, 2004

“We believe that we could be in a position to resolve any outstanding diligence issues, complete all required documentation and announce the transaction within a week and close the transaction as early as 30 days thereafter.”

“Our offer will remain open through 5:00pm, New York City time, on Friday, July 2, 2004, unless rejected in writing by CenterPoint prior to that time or disclosed to any person other than CenterPoint or the Board of Texas Genco or their respective representatives without our prior consent.” “We stand ready to commence negotiations immediately and anticipate that we can finalize our agreement with CenterPoint within 10 days”

Proposed Timing to Close

Not Specified

December 31, 2004

“We believe that we could be in a position to resolve any outstanding diligence issues, complete all required documentation and announce the transaction within a week and close the transaction as early as 30 days thereafter.”

Not Specified

Level of Senior Review

The proposal has been approved by the Board of Directors of FPL Group, Inc.

Following negotiations and mutual acceptance of final binding transactions documents, FPLE STP will require no other stockholder or other internal approval in order to consummate the transaction

Senior members of each sponsor who each have “authorization to submit this offer, negotiate the terms and conditions of the acquisition, and complete the Transaction.” Offer is not subject to any board or similar approvals for the members of the buying group

Senior representatives and internal review process

“We have received all necessary internal approvals and do not require any form of shareholders’ or other corporate approval…”

Potential Regulatory Review

FERC NRC PUCT HSR

“We have had legal counsel analyze the process for obtaining regulatory approvals for the Transaction, including Nuclear Regulatory Commission approval of a transfer of the Company’s interest in STP. Based on advice of counsel, we believe that such approvals can be obtained expeditiously…”

No regulatory approvals required

The only regulatory requirements would include providing adequate notice for review to the NRC and the FERC

NRC

“…our proposal will not require Texas PUC approval.” “…we do not believe our proposal presents any antitrust risk…”

Strictly Private and Highly Confidential

2nd Round Bids: – Definitive Acquisition Proposal Analysis

Strategic Strategic / Financial Financial

STP 81%/100% 81% 81%/100%

(Per RBC Capital Markets) FPL Group HBK / JPMP / Tenaska / Warburg Pincus Lazard / CSFB Blackstone / H&F / KKR / TPG

Conditions / Issues

Break-up fees equal to 4% of the sale price of Texas Genco’s interest in the South Texas Project in the event that a PSA is executed and the ROFR is subsequently exercised “…binding purchase price is subject to the review and acceptance by you [CenterPoint] of the proposed PSA…” “FPL Energy’s proposal requires that the amount of assets held in Texas Genco’s Qualified Decommissioning Funds and Nonqualified Decommissioning Funds and transferred to FPLE

STP at closing shall equal or exceed the minimum NRC requirements for such date computed pursuant to the formula in 10CFR §50.75(c)” FPL Energy has requested access to certain material contracts that have not yet been provided and could affect the value of FPL Energy’s bid; FPL

Energy’s bid is subject to review of these material contracts but this condition shall only apply if the review clearly demonstrates a material impact to FPL’s financial projections regarding the South Texas Project

Exclusivity period of four weeks from notification that negotiations should commence Entry into a Transition Services Agreement with CenterPoint For an acquisition of 100% of Texas Genco, approval of the transaction by a special committee of Texas Genco’s Board of Directors after receiving a fairness opinion For an acquisition of CenterPoint’s 81% interest in Texas Genco, approval by a special committee for Texas Genco to incur acquisition-related indebtedness and payment of the cash dividend to stockholders contemplated in the Citigroup stapled financing proposal without restriction Receipt of appropriate government, regulatory and other necessary approvals Company delivered on a debt-free basis (other than the debt incurred to finance transaction and/or increase stake in the South Texas Project) Completion of due diligence

Completion of due diligence

Execution of the debt offering and payment of the special dividend Agreement that the three CenterPoint non-executive representatives to the Texas Genco Board of Directors resign at closing and the appointment of four new Directors to be identified by the non-CenterPoint members of the Board Customary limitations by CenterPoint and Texas Genco on certain extraordinary corporate actions pending closing Required regulatory notices made to FERC and NRC

Entering into a merger would be contingent upon receipt of a positive recommendation from the Board of Texas Genco In the event that a transaction involving the concurrent purchase of the Minority Interest is not something that the Board of Texas Genco decides to pursue, the sponsors are prepared to acquire CenterPoint’s 81% stake in a tax-efficient Sponsored Recapitalization In the “Sponsored Recap”, the Board of Texas Genco would need to (i) approve Texas Genco’s incurrence of the required indebtedness, (ii) approve operating covenants and representations as reflected in the merger agreement and (iii) deliver control of the Board at closing Completion of due diligence In a merger all the Board Members of Texas Genco would resign

Bid Package Contents

Definitive Acquisition Proposal

Identity of bidder and ownership structure Bid conditions and financing plan Scope of FPL regulated operations FPL Delaware LLC documents Buyers parent guaranty Purchase and sale agreement for STP Exhibit B to Citigroup commitment letter Exhibit C to Citigroup commitment letter

Definitive Acquisition Proposal

Banks committed to providing acquisition debt financing Summary of comments to CenterPoint draft stock purchase agreement Commitment letter from Citigroup

Definitive Acquisition Proposal Form of purchase agreement

Form of subsequent purchase agreement Form of CSFB debt commitment letter List of selected investors Letter from *** List of outstanding due diligence items (5 pages)

Definitive Acquisition Proposal

Citigroup stapled financing commitment letter (execution copy) Agreement and plan of merger among CenterPoint, Utility Holding LLC, and Texas Genco Agreement and plan of merger among CenterPoint, Utility Holding LLC, and Texas Genco (redlined copy)

Strictly Private and Highly Confidential

2nd Round Bids: – Definitive Acquisition Proposal Analysis

Strategic Strategic / Financial Financial

STP 81%/100% 81% 81%/100%

(Per RBC Capital Markets) FPL Group HBK / JPMP / Tenaska / Warburg Pincus Lazard / CSFB Blackstone / H&F / KKR / TPG

Definitive Agreement

Purchase agreement contemplates a sale of the assets owned by Texas Genco related to the South Texas Project The purchase agreement includes extensive representations by Texas Genco, which generally survive for a period of 12 months There are also mutual indemnification provisions

Stock Purchase Agreement if Buyer acquires CenterPoint’s 81% interest and Merger Agreement if Buyer acquires 100% of Texas Genco Summary comments to draft stock purchase agreement include expanding the Company’s representations and covenants, narrowing definition of Material Adverse Effect, sharing tax liabilities, and adding requirement that parties jointly make 338(h)(10) election The summary comments also include expanding Buyer’s conditions to close, including no material adverse change in the business, debt financing consummated, sale of STP consummated if prior to signing a third party has agreed to purchase STP, and no revocation of special committee’s recommendation Comments did not include adding any indemnification provisions

Form of initial purchase agreement is similar to underwriting agreement with substantial representations by Texas Genco and CenterPoint Agreement also contemplates a registration rights agreement, new transition services agreement and lockup agreement Form of subsequent purchase agreement is between CSFB and Lazard and potential buyers, similar to private placement subscription agreement

Buyer’s comments to draft stock purchase agreement are substantial The purchase agreement was revised to contemplate a merger The revised agreement includes extensive representations and covenants by Texas Genco, a narrow definition of Material Adverse Effect, mutual indemnification for tax liabilities pre-closing and post-closing, cooperation covenant in connection with debt financing, no solicitation covenant, and indemnification by CenterPoint for breaches of representations, shareholder or creditor claims, decommissioning fund matters and asbestos claims The revised agreement expands Buyer’s conditions to close, including no material adverse change in the business and consummation of debt financing

Other Comments

FPL Group Capital *** will be providing a corporate guaranty for the total purchase price from the time of signing the Asset Purchase Agreement through the closing FPL Energy STP will be providing purchase price assurances based upon the guarantee provided by FPL Group Capital “Our financial status will be satisfactory for the ownership of Texas Genco’s interests in STP and will meet NRC financial qualifications requirements” FPLE STP may desire to contract for certain transition services from Texas Genco

Intent to sell Texas Genco’s interest in the South Texas Project concurrently with the closing of a transaction; buying group prepared to proceed on the basis that Texas Genco retains its interest

Sponsors favor continued implementation of commodity auctions by Texas Genco to sell capacity forward through 2008 and would seek to enter into an arrangement whereby (i) Texas Genco will continue to implement a forward sale program and (ii) the sponsors would be informed of and involved in the auctions. In order to facility such agreement, the sponsors could offer a proprietary forward power sale alternative that could be implemented after signing a definitive agreement

Bidder Contact

Eric Silagy, VP – Development, FPL Energy, LLC

HBK: William E. Rose

JPMP – Christopher C. Behrens Tenaska: Paul G. Smith Warburg Pincus: Jeffrey A. Harris

Lazard: George Brokaw CSFB: Raymond Wood

Blackstone: David Foley H&F: Philip Hammarskjold KKR: Marc Lipshultz TPG: Michael MacDougall

Bidder Legal Advisor(s)

Shaw Pittman

Not specified in 2nd Round; *** mentioned in 1st Round

Dewey Ballantine Sullivan & Cromwell

Simpson Thatcher Stroock & Stroock Vinson & Elkins Balch & Bingham

Strictly Private and Highly Confidential

2nd Round Bids: – Definitive Acquisition Proposal Analysis

Strategic Strategic / Financial Financial

STP 81%/100% 81% 81%/100%

(Per RBC Capital Markets) FPL Group HBK / JPMP / Tenaska / Warburg Pincus Lazard / CSFB Blackstone / H&F / KKR / TPG

Bidder Investment Bank(s)

Merrill Lynch & Co

The bidding group contemplates using one or several of the following for bank financing: Citigroup, UBS, BofA, and/or JPMorgan

Lazard CSFB

Morgan Stanley Goldman Sachs Deutsche Bank Citigroup

Strictly Private and Highly Confidential

1st Round Bids: Non-Binding Indications of Interest Analysis

Strategic Strategic / Financial Financial

STP STP 81% STP 81% 81% 81% Generation Assets 81% 81%

*Bidders in italics denote those who were selected for the 2nd Round bidding

BayCorp

Cameco

Direct Energy

FPL Group*

TXU

HBK / JPMP / Tenaska / Warburg Pincus*

Invenergy

Sempra / Carlyle / Riverstone

Blackstone / H&F / KKR / TPG *

Lazard *

Offer

30.8% interest in the South Texas Project

30.8% interest in the South Texas Project

81% interest in Texas Genco belonging to Center point Energy

30.8% interest in the South Texas Project 25.2% interest in the South Texas Project owned by AEP in the event TGN exercises its ROFR

81% interest in Texas Genco belonging to CenterPoint Energy

81% interest in Texas Genco belonging to CenterPoint Energy

81% interest in Texas Genco belonging to CenterPoint Energy

Limestone Facility AND/OR

W.A. Parish Facility

81% interest in Texas Genco belonging to CenterPoint Energy

81% interest in Texas Genco belonging to CenterPoint Energy

Value of Offer $406 million; $340 million for interest in Texas Genco’s South Texas Plant and an estimated $66 million for nuclear fuel and inventory $406.5 million that includes nuclear fuel inventory, non-fuel inventory and other working capital adjustments $35.00 per share for each share CenterPoint owns $385 million; will purchase nuclear fuel and non-fuel inventory at an estimated price of $66 million $350 million; will purchase nuclear fuel and non-fuel inventory at an estimated price of $54 million $5 million incentive payable to TGN for execution of PSA prior to 6/30/04 $5 million incentive payable to TGN for obtaining waivers of ROFR prior to 7/30/04 $2.802 billion $41.00 per share for each share CenterPoint owns $35.00 per share for each share CenterPoint owns or $2.267 billion for 64,764,240 shares $1.1 billion AND/OR $1.45 billion $33.00-$36.00 per share for each share CenterPoint owns $33.50 per share for each share CenterPoint owns

Strictly Private and Highly Confidential

1st Round Bids: Non-Binding Indications of Interest Analysis

Strategic Strategic / Financial Financial

STP STP 81% STP 81% 81% 81% Generation Assets 81% 81%

*Bidders in italics denote those who were selected for the 2nd Round bidding

BayCorp

Cameco

Direct Energy

FPL Group*

TXU

HBK / JPMP / Tenaska / Warburg Pincus*

Invenergy

Sempra / Carlyle / Riverstone

Blackstone / H&F / KKR / TPG *

Lazard *

Form of Consideration

Cash

Cash

Cash

Cash

Cash

Cash

Cash

Cash

Cash

Cash

Sources of Financing

Combination of debt and equity securities yet to be specified at the time bids were submitted

Internal cash flow and existing financing capacity, as well as a combination of debt and equity securities

Unspecified; not a condition or contingency of closing

Internal cash flow, available credit lines, as well as debt and equity securities

Cash on hand and finds from the bank and capital markets

Not specified Expressed interest in Citigroup’s stapled financing

Third party debt and equity from investors

Capital markets and other financing sources

Equity financing from respective affiliated investment funds. Debt from commercial and investment banks

Committed funds

Proposed Timing to Sign Definitive Agreement

30 day exclusivity period upon notice of intent

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Within 2 weeks upon notice of intent

Proposed Timing to Close

Seven to nine months from the time a PSA is executed

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Within 2 –6 weeks upon notice of intent

Level of Senior Review

Frank W. Getman Jr. – President and CEO, BayCorp Holdings

George B. Assie Senior Vice President Marketing & Business Development, Cameco Corporation

Deryk I. King Chairman Direct Energy, LP

Lewis Hay, III Chairman & CEO FPL

Group, Inc.

C. John Wilder President and CEO TXU

Corp.

Senior members of each sponsor

James T. Murphy SVP & CFO Invenergy Investments

Senior management at both Sempra and Riverstone have given approvals

Senior members of each sponsor

Joseph Maybank Managing Director Head of Corporate Finance, Lazard

Potential Regulatory Review

FERC, NRC, DOJ/FTC, IRS, ***

FERC, DOJ/FTC, NRC

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

Not Specified

No regulatory approvals required

Conditions / Issues

None

Percentage of retained ownership of South Texas Project by Texas Genco upon exercise of ROFR

Transaction subject to Board of Directors of Centrica plc

FPL Board of Directors approval

Not Specified

Not Specified

Not Specified

Contingent on Board approvals from both Sempra and Riverstone

Texas anti-takeover statute

Not Specified

Strictly Private and Highly Confidential

1st Round Bids: Non-Binding Indications of Interest Analysis

Strategic Strategic / Financial Financial STP STP 81% STP 81% 81% 81% Generation Assets 81% 81%

*Bidders in italics denote those who were selected for the 2nd Round bidding

BayCorp

Cameco

Direct Energy

FPL Group*

TXU

HBK / JPMP / Tenaska / Warburg Pincus*

Invenergy

Sempra / Carlyle / Riverstone

Blackstone / H&F / KKR / TPG *

Lazard *

Bid Package Contents

Non-binding indication of interest

Non-binding indication of interest Cameco Press Release

Non-binding indication of interest

Non-binding indication of interest

Non-binding indication of interest

Non-binding indication of interest

Non-binding indication of interest

Non-binding indication of interest

Non-binding indication of interest

Non-binding indication of interest Regulatory approval letter from Counsel

Definitive Agreement

Not Included

Not Included

Not Included

Not Included

Not Included

Not Included

Not Included

Not Included

Not Included

Not Included

Other Comments $10 million pro rata incentive payment payable to Texas Genco for exercising their right of first refusal on AEP’s 25.2% interest in the South Texas Project

Cameco has entered into an agreement with AEP to purchase its 25.2% interest in the South Texas Project *** Receptive to a bidding/acquisition partnership

Direct Energy stated that they intend to evaluate bidding/acquisition partnership options Indirect wholly-owned subsidiary of Centrica plc

Willing to offer additional value if structured as an asset sale through a 338(h)(10) election Would like to explore opportunity of exercising ROFR for AEP’s 25.2% stake of the South Texas Project Would underwrite CenterPoint’s regulatory risk

Considering partnering with BayCorp or other entities to purchase Texas Genco’s interest in the South Texas Project Considering acquisition of 19% of Texas Genco owned by public May invite other equity participants

GTCR Golder Rauner LLC is an acquisition partner

Sponsors believe a price per share closer to the high end of valuation range is more easily achieved in a bid for 100% of Texas Genco

Investors will receive registration rights Recommend resignation of the four non-executive CenterPoint Board Directors and appointment of four independent Directors by non-CenterPoint Texas Genco Directors

Strictly Private and Highly Confidential

1st Round Bids: Non-Binding Indications of Interest Analysis

Strategic Strategic / Financial Financial

STP STP 81% STP 81% 81% 81% Generation Assets 81% 81%

*Bidders in italics denote those who were selected for the 2nd Round bidding

BayCorp

Cameco

Direct Energy

FPL Group*

TXU

HBK / JPMP / Tenaska / Warburg Pincus*

Invenergy

Sempra / Carlyle / Riverstone

Blackstone / H&F / KKR / TPG *

Lazard *

Bidder Contact

Anthony Callendrello, BayCorp Holdings, Ltd., 1 New Hampshire Ave, Suite 125, Portsmouth, NH 03801

George B. Assie Cameco Corporation Corporate Development & Power Generation Dept.

2121 11th Street West Saskatoon, SK S7M 1J3 Canada

Jim Sidorchuk Sr. Vice President Mergers & Acquisitions

Eric Silagy VP – Development FPL Energy

Kirk Olive Treasurer, TXU Corp.

Paul Smith Andrew Balson Jeffrey Harris

James Murphy 233 S. Wacker Drive Suite 9450 Chicago, IL 60606

Richard Vaccari, Sempra Energy Partners Michael Hoffman, Carlyle / Riverstone

KKR: Marc Lipshultz TPG: Michael McDougal

Joseph Maybank Managing Director Head of Corporate Finance 30 Rockefeller Plaza New York, NY 10020

Bidder Legal Advisor(s)

McLane, Graf, Raulerson & Middleton, 900 Elm Street, Box 326, Manchester, NH 03105

Not Specified

Not Specified

Not Specified

Hunton & Williams

Latham & Watkins and Brown McCarroll LLP

Not Specified

Not Specified

Not Specified

Sullivan & Cromwell

Bidder Investment Bank(s)

Jefferies & Co., 650 California St., 29th Floor, San Francisco, CA

94108

Not Specified

Not Specified

Merrill Lynch

Credit Suisse First Boston

Not Specified

Not Specified

Not Specified

Goldman Sachs Morgan Stanley Deutsche Bank

Lazard Freres & Co is underwriter

Strictly Private and Highly Confidential

Lazard / CSFB 2nd Round – Alternate Structure 1

Debt Exchange and Partial Spin-off of Remaining Shares:

“This proposal would result in total after-tax proceeds to CenterPoint of approximately $2.0 billion in a combination of cash and debt reduction plus the tax-free distribution to CenterPoint shareholders of approximately $700 million of Texas Genco shares.” Upon CenterPoint’s completion of the Debt Offering and Special Dividend, CenterPoint would (a) exchange approximately 39.9 million shares of Texas Genco (representing 49.9% of the outstanding shares of Texas Genco) with the Lazard / CSFB for debt securities of CenterPoint or its subsidiaries, and (b) distribute the remaining 24.8 million shares to CenterPoint shareholders in a tax-free distribution (representing 31.1% of total outstanding shares of Texas Genco). The steps in the transaction include:

I. Texas Genco Special Dividend: Texas Genco would pay the Special Dividend of $15.00 per share. Of this dividend approximately $980 million would be received by

CenterPoint as a return of capital, and therefore, be fully available as after-tax cash proceeds for debt reduction or other uses. The Texas Genco minority shareholders would similarly enjoy this distribution;

II. CenterPoint Debt/Texas Genco Equity Exchange: Investors, through CSFB, would expend approximately $980 million to purchase long term debt securities of CenterPoint in the market, or under a tender offer, as determined with, and agreed to by, CenterPoint. The purchased debt would then be exchanged for 39.9 million shares (49.9%) of Texas Genco shares in a transaction that would be tax-free to CenterPoint; and

III. Distribution of Remaining Texas Genco Shares: Simultaneously with the transactions above, the remaining 24.8 million Texas Genco shares would be distributed pro rata to

CenterPoint shareholders on a tax-free basis. Based upon the current Texas Genco trading price, and taking into account the pre-transaction dividend, this would amount to a tax-free distribution of shares having a current value of $28.30 per share (an aggregate distribution of approximately $700.0 million), which is not possible or available in a straight sale transaction

Source: Lazard/CSFB Definitive Acquisition Proposal dated June 22, 2004.

Strictly Private and Highly Confidential

Lazard / CSFB 2nd Round – Alternate Structure 2

Cash Rich Split-off:

“This proposal would result in total proceeds to CenterPoint of approximately $2.4 billion in cash (after-tax) plus $150 million of Texas Genco midstream assets resulting in a substantially greater after-tax valuation.” Upon completion of the debt offering referenced above, Texas Genco would issue approximately 30.6 million of primary shares to the Lazard / CSFB with subsequent resale to the investors (the “Equity Issuance”). The steps of the transaction are as follows:

I. Texas Genco would contribute the proceeds of the Equity Issuance, the debt offering and approximately $150 million of midstream assets into a new wholly-owned subsidiary (“NewCo”)

II. CenterPoint would exchange the shares of NewCo for the shares of Texas Genco owned by CenterPoint

III. Texas Genco would cancel these shares

Consideration to CenterPoint would include:

(i) Debt Offering: At least $1.2 billion of after-tax cash proceeds;

(ii) Equity Issuance: Approximately $1.2 billion of after-tax proceeds or $39.50 per share for approximately 30.6 million primary Texas Genco shares. The number of shares issued at this price would be directly reduced by any upsizing of the debt offering; (iii) Midstream Assets: We have estimated a value of $150 million for the midstream assets at Texas Genco. These assets include the gas pipeline, gas storage and oil storage assets.

Source: Lazard/CSFB Definitive Acquisition Proposal dated June 22, 2004.

Strictly Private and Highly Confidential

Texas Genco Summary Market Statistics

LTM Price Volume Chart (6/25/03 – 6/25/04) $50.00 $45.00 $40.00 $35.00 $30.00 $25.00 $20.00 $15.00 $10.00 $5.00 $0.00

Jun-03 Jul-03 Sep-03 Oct-03 Nov-03 Dec-03 Jan-04 Feb-04 Mar-04 Apr-04 May-04 Jun-04

2,000,000 1,800,000 1,600,000 1,400,000 1,200,000 1,000,000 800,000 600,000 400,000 200,000 0

Source: Bloomberg

(1) Non-Binding Indication of Interest deadline. (2) Definitive Acquisition Proposal deadline.

(3) Source: TGN Definitive Proxy Statement dated 4/23/04.

(4) TGN projections as provided by the company for inclusion in the virtual Data Room.

Statistics

Market Statistics

($ in millions, except per share amounts)

Price as of 6/28/04 $45.96

Price as of 4/15/04(1) 34.80

Price as of 6/18/04(2) 43.86

Market Capitalization as of 6/25/04 $3,676.8

Market Capitalization as of 4/15/04(1) 2,784.0

Market Capitalization as of 6/18/04(2) 3,508.8

Capitalization Statistics (as of 3/31/2004)

($ in millions)

Cash $0.3

Total Debt 0.0

Preferred Securities 0.0

Common Equity 3,074.1

Ownership Statistics

Shares Outstanding(3) 80,000,000

CenterPoint Ownership(3) 64,764,240

Public Ownership(3) 15,235,760

Texas Genco Projections(4)

2005E EBITDA $543.3

2005E EBIT $354.2

Strictly Private and Highly Confidential

338(h)(10) Overview

In the case of any qualified stock purchase, Internal Revenue Code Section 338 allows a purchasing corporation to treat the target corporation as having sold all of its assets at fair market vale and then treats the target corporation as a new corporation that purchased all of its assets as of the beginning of the day after the acquisition date.

Section 338(h)(10) of the Internal Revenue Code and the regulations allow a stock sale to be treated as an asset sale for tax purposes, allowing the purchaser to receive a stepped-up basis in the target’s assets in certain situations.

To qualify for a Section 338(h)(10) election, a buyer must fulfill the following requirements:

Acquirer must buy subsidiary from a parent

Acquirer must purchase at least 80% of the voting power and value of the stock

Both target and acquirer must make an affirmative election under 338(h)(10)

Joint election must take place within 12 month period

Strictly Private and Highly Confidential